Exhibit 99.1

Investor and Media Contact: Richard E. Koch

(203) 750-3254

     News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT 06856-4500

FOR IMMEDIATE RELEASE

Olin’s Third Quarter Earnings Exceed Expectations;

Sees Potential for Strong Chlor Alkali Earnings Ahead;

Declares $.20 Per Share Quarterly Dividend

NORWALK, CT, October 28, 2004 – Olin Corporation (NYSE: OLN) today announced that sales for the third quarter of 2004 were $520.1 million compared with $414.5 million in the third quarter of 2003. Net income in the third quarter of 2004 was $18.7 million or $0.27 per diluted share. In the third quarter of 2003, Olin reported net income of $6.0 million or $0.10 per diluted share. The company’s average diluted common shares outstanding for the third quarter of 2004 and 2003 were 70.1 million and 58.7 million, respectively.

Joseph D. Rupp, President and Chief Executive Officer, said, “Our third quarter earnings of $0.27 per diluted share were higher than our previous expectation of earnings being in the $0.20 per diluted share range because of better than anticipated performance from our Metals and Chlor Alkali operations and a favorable tax adjustment of $3.0 million or $0.04 per diluted share in the third quarter. Our Metals Group exceeded our expectations as demand for our rod products was higher than originally anticipated. Chlor Alkali Products also exceeded expectations as demand for chlorine and caustic strengthened and pricing was better than we originally predicted. We are expecting a significant increase in our chlor alkali selling prices in the fourth quarter.”

Mr. Rupp continued, “Based on current market forecasts and previous price increase announcements, we anticipate that our Chlor Alkali Products business will enter next year with significant pricing momentum.”

During the third quarter, the company lowered its estimated tax rate for the nine months and full year 2004 to 38.6% as compared with 41.0% recorded in the first half of the year. The adjustment to record this change in estimate had the effect of improving third quarter earnings by $0.7 million or $0.01 per diluted share. In addition, third quarter results were higher because income tax expense was reduced by $2.3 million ($0.03 per diluted share) to reflect the settlement of the 1992-2000 Federal Income tax audits that were recently completed.

Olin expects its fourth quarter 2004 earnings per diluted share to be in the $0.23 range, or approximately equal to the third quarter of 2004 excluding the favorable tax adjustments of $3.0 million or $0.04 per diluted share. In 2003, Olin earned $0.01 per diluted share in the fourth quarter. Chlor Alkali fourth quarter profits are expected to increase significantly over the third quarter of 2004 and the fourth quarter of last year driven primarily by higher prices. Metals fourth quarter earnings are expected to be somewhat lower than the third quarter because of seasonal customer shutdowns but significantly higher than the same quarter last year. Winchester fourth quarter profits are projected to be about break-even due to normal seasonal factors.

SEGMENT REPORTING

In the fourth quarter of 2003, the company changed the reportable segments to include a Corporate/Other segment. The change was made to align the external segment reporting with how management evaluates and allocates resources to the various businesses and to provide more transparent disclosure to investors.

We define segment operating income as earnings (loss) before interest expense, interest income, other income, and income taxes, and include the operating results of non-consolidated affiliates. Segment operating results in the second quarter of 2004 exclude the gains on the sale of Aegis and an insurance investment ($7.5 million, pretax) and the settlement of a contract matter ($5.5 million, pretax). The Profit Summary schedule reconciles our reported results to our results as adjusted for the impact of these items.

METALS

Sales for the third quarter of 2004 were $313.8 million compared to sales in the third quarter of 2003 of $216.3 million, an increase of 45%. Shipment volumes increased by 14% from the third quarter of 2003 as most major market segments increased over the prior year. The remaining 31% increase in sales was primarily due to significantly higher copper prices and changes in product mix.

Shipments to the automotive, coinage and ammunition segments remained strong during the quarter and increased 9%, 14% and 26%, respectively, from the 2003 third quarter. Through the first nine months of the year, sales in these segments increased 6%, 47% and 25%, respectively, over last year. Shipments to the building products segment increased 2% from the third quarter of 2003, and have increased 5% for the first nine months of 2004. Shipments to electronics customers in the third quarter declined 7% from 2003 levels, but are slightly ahead for the first nine months of 2004 compared to last year.

The Metals segment operating income of $14.1 million in the third quarter of 2004 compares to a loss of $1.2 million in the third quarter of 2003. Metals segment improved operating results over the third quarter last year are primarily the result of increased shipment volumes and improved productivity.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the third quarter of 2004 were $111.7 million compared with $100.9 million in the third quarter of 2003. Chlorine and caustic volumes increased approximately 12% over the prior year period. Chlor Alkali posted operating income of $21.6 million, compared with $18.9 million in the third quarter of 2003. Earnings were higher in 2004 primarily because of higher sales volumes, which more than offset higher costs. Selling prices in both periods were approximately the same. During the third quarter of 2004, Chlor Alkali earnings were negatively impacted in mid-September by mechanical problems at the company’s McIntosh, Alabama facility and the impact of hurricane Ivan. The plant returned to full operation in late September.

WINCHESTER

Sales for the third quarter of 2004 were $94.6 million compared with $97.3 million in the third quarter of 2003 because of lower commercial sales. Operating income in the third quarter of 2004 was $10.4 million, compared with $9.1 million in 2003, primarily due to improved productivity.

CORPORATE AND OTHER COSTS

In the third quarter of 2004, pension income included in Corporate/Other was $2.5 million compared with $4.5 million in 2003. The reduction in corporate pension income was due to the recognition of actuarial losses, which primarily relate to differences in assumed and actual asset returns and lower interest rates, partially offset by higher expected investment income on a higher level of plan assets. On a total company basis, pension expense for the third quarter of 2004 was $2.4 million as compared to $1.3 million in 2003. For the full-year 2004, on a total company basis, pension expense is expected to be $11 million compared with $5 million in 2003. Additional information is contained below in the paragraph titled “Contributions to Pension Plan.”

In the third quarter of 2004, charges to income for environmental investigatory and remedial activities were $6.3 million compared with $5.7 million in 2003. This provision relates primarily to expected future remedial and investigatory activities associated with past manufacturing operations and former waste disposal sites. In 2004, we continue to estimate that these charges to income for the full year will be in the $25 million range compared to $20 million in 2003.

Operating results in the first and third quarters of 2004 include corporate relocation restructuring charges ($8.9 million and $0.5 million, respectively, pretax) and in the first quarter of 2003 include the restructuring charge for the shutdown of our Indianapolis strip mill and certain other actions ($29.0 million, pretax).

CONTRIBUTIONS TO PENSION PLAN

On February 3, 2004, Olin sold 10 million shares of common stock at a public offering price of $18.00 per share. The proceeds from the sale were used to make a voluntary contribution of $125 million to our pension plan, to repay debt, and to pay a portion of Federal income taxes related to prior periods. On September 14, 2004, Olin made a second voluntary pension plan contribution of $43 million. The company previously stated it was considering making such a contribution in 2005, but decided to accelerate the contribution. This contribution will reduce 2004 pension expense by $1 million with the result that 2004 full-year pension expense will be approximately $11 million compared with $5 million in 2003. In addition, this contribution eliminated the necessity of a Pension Benefit Guarantee Corporation (PBGC) insurance premium of approximately $3 million. The company estimates that as a result of the $43 million contribution, its pension expense in 2005 will be $4 million less than it otherwise would have been.

SENIOR REVOLVING CREDIT FACILITY

On July 30, 2004, Olin entered into a new $160 million senior credit facility, which replaced the company’s previous $140 million facility. The new facility contains terms and conditions similar to the previous credit facility and will expire on July 30, 2009.

DIVIDEND

Olin Corporation’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on December 10, 2004, to shareholders of record at the close of business on November 10, 2004. This is the 312th consecutive dividend to be paid by the company.

CONFERENCE CALL INFORMATION

Olin will hold a conference call with securities analysts at 10:00 a.m., Eastern time, October 29, 2004. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s internet website, www.olin.com. Listeners should log on to the website at least 15 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended September 30, 2004, is available on the Olin website in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same website location. The call also will be audio archived on the Olin website for future replay until November 15.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2003, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as additional terrorist attacks or war with one or more countries;

•	continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2004 - 24

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2004	2003	2004	2003
Sales	$520.1	$414.5	$1,521.8	$1,201.1
Operating Expenses:
Cost of Goods Sold	457.4	365.8	1,364.7	1,060.1
Selling and Administration	35.6	34.0	103.1	95.9
Research and Development	0.9	1.2	2.8	3.5
Restructuring Charge (b)	0.5	—	9.4	29.0
Earnings of Non-consolidated Affiliates	3.3	1.8	4.8	6.4

Operating Income	29.0	15.3	46.6	19.0
Interest Expense	4.9	5.1	14.9	15.4
Interest Income	0.4	0.3	1.3	0.8
Other Income (c)	1.0	0.4	15.3	2.2

Income Before Taxes and Cumulative Effect of Accounting Change	25.5	10.9	48.3	6.6
Income Tax Provision (d)	6.8	4.9	16.3	5.7

Income Before Cumulative Effect of Accounting Change	18.7	6.0	32.0	0.9
Cumulative Effect of Accounting Change, net (e)	—	—	—	(25.4)

Net Income (Loss)	$18.7	$6.0	$32.0	$(24.5)

Basic and Diluted Net Income (Loss) Per Common Share:
Income Before Accounting Change	$0.27	$0.10	$0.47	$0.02
Accounting Change, net	—	—	—	(0.44)

Net Income (Loss)	$0.27	$0.10	$0.47	$(0.42)

Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60

Average Common Shares Outstanding - Diluted	70.1	58.7	67.7	58.1

(a)	Unaudited

(b)	Reflects the 2004 restructuring charge for the relocation of our corporate headquarters and the 2003 restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.

(c)	Earnings for the nine months ended September 30, 2004 includes the pretax gain of $7.5 on the sales of our Olin Aegis business and an insurance investment and the pretax gain of $5.5 from the settlement of a contract matter with an outside third party.

(d)	Includes a $2.3 million reduction in expense associated with the settlement of federal income tax audits for 1992-2000 in the 2004 periods.

(e)	Reflects the cumulative charge for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” which we adopted on January 1, 2003.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

September 30,	2004	2003
Assets:
Cash & Cash Equivalents	$92.3	$148.0
Accounts Receivable, Net	295.8	219.0
Inventories, Net	260.7	235.0
Income Taxes Receivable	—	3.1
Other Current Assets	62.9	51.2

Total Current Assets	711.7	656.3
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,334.6 and $1,296.6)	470.1	503.4
Prepaid Pension Costs	269.5	106.4
Deferred Income Taxes	104.7	53.9
Other Assets	14.1	10.8
Goodwill	77.3	79.5

Total Assets	$1,647.4	$1,410.3

Liabilities and Shareholders’ Equity:
Current Debt	$51.5	$27.2
Accounts Payable	137.7	96.5
Income Taxes Payable	9.9	1.7
Accrued Liabilities	160.6	140.8

Total Current Liabilities	359.7	266.2
Long-Term Debt	263.7	318.5
Accrued Pension Liability	476.5	443.5
Other Liabilities	186.4	189.0

Total Liabilities	1,286.3	1,217.2

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 70.1 Shares (58.6 in 2003)	70.1	58.6
Additional Paid-in Capital	650.8	457.4
Accumulated Other Comprehensive Loss	(250.1)	(234.2)
Accumulated Deficit	(109.7)	(88.7)

Total Shareholders’ Equity	361.1	193.1

Total Liabilities and Shareholders’ Equity	$1,647.4	$1,410.3

(a)	Unaudited

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2004	2003
Operating Activities:
Net Income (Loss)	$32.0	$(24.5)
Earnings of Non-consolidated Affiliates	(4.8)	(6.4)
Gain on Sales of a Business and an Insurance Investment	(7.5)	—
Depreciation and Amortization	55.7	62.7
Deferred Income Taxes	(31.0)	11.5
Non-Cash Portion of Restructuring Charge	—	22.8
Cumulative Effect of Accounting Change	—	25.4
Pension Plan Contribution	(168.0)	—
Qualified Pension Plan Expense	4.5	—
Common Stock Issued Under Employee Benefit Plans	2.1	2.2
Changes in:
Receivables	(115.3)	(50.9)
Inventories	(21.9)	17.0
Other Current Assets	0.6	(1.1)
Accounts Payable and Accrued Liabilities	42.3	(6.7)
Income Taxes Payable	(1.2)	7.7
Other Assets	(1.9)	4.2
Noncurrent Liabilities	2.0	(8.9)
Other Operating Activities	(2.8)	1.6

Net Operating Activities	(215.2)	56.6

Investing Activities:
Capital Expenditures	(29.9)	(35.0)
Proceeds From Sale of Short-Term Investments	—	25.0
Investments and Advances - Affiliated Companies at Equity	1.8	7.0
Proceeds from Sales of a Business and an Insurance Investment	19.7	—
Disposition of Property, Plant and Equipment	0.5	3.9
Other Investing Activities	(0.4)	2.7

Net Investing Activities	(8.3)	3.6

Financing Activities:
Long-Term Debt Repayments	(27.1)	(1.4)
Issuance of Common Stock	186.7	10.8
Stock Options Exercised	8.6	3.1
Dividends Paid	(41.7)	(34.8)
Other Financing Activities	(0.5)	(0.4)

Net Financing Activities	126.0	(22.7)

Net (Decrease) Increase in Cash and Cash Equivalents	(97.5)	37.5
Cash and Cash Equivalents, Beginning of Period	189.8	110.5

Cash and Cash Equivalents, End of Period	$92.3	$148.0

(a)	Unaudited

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales:
Metals	$313.8	$216.3	$963.8	$656.8
Chlor Alkali Products	111.7	100.9	318.2	305.6
Winchester	94.6	97.3	239.8	238.7

Total Sales	$520.1	$414.5	$1,521.8	$1,201.1

Operating Income:
Metals	$14.1	$(1.2)	$40.2	$7.0
Chlor Alkali Products	21.6	18.9	41.0	51.4
Winchester	10.4	9.1	19.5	19.4
Corporate/Other:
Pension Income (b)	2.5	4.5	7.4	13.5
Environmental Provision	(6.3)	(5.7)	(18.8)	(13.1)
Other Corporate and Unallocated Costs	(12.8)	(10.3)	(33.3)	(30.2)
Restructuring Charges	(0.5)	—	(9.4)	(29.0)

Operating Income	$29.0	$15.3	$46.6	$19.0

(a)	Unaudited

(b)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

Olin Corporation

Profit Summary (a)

(In millions, except EPS)

The following table summarizes the significant unusual items impacting the reported operating results. Management monitors earnings per share excluding unusual items such as restructuring charges, unusual charges/credits and accounting changes. Management believes that these items are unique and are not part of the ongoing business results. Management believes that providing this information to investors will better enable them to understand our historical and future trends by excluding these items from our results. The table below reconciles operating income/(loss), pretax income/(loss), net income/(loss) and diluted earnings per share on a generally accepted accounting principles basis, as reflected in our Consolidated Statements of Income, as adjusted for the unusual items.

	Third Quarter - 2004				Nine Months - 2004
	Operating Income	Pretax Income	Net Income	Diluted EPS	Operating Income	Pretax Income	Net Income	Diluted EPS
As Reported	$29.0	$25.5	$18.7	$0.27	$46.6	$48.3	$32.0	$0.47
Add:
Restructuring Charge (b)	0.5	0.5	—	—	9.4	9.4	—	—
Hot Mill Fire Costs	—	—	—	—	4.7	4.7	—	—
Deduct:
Gain on Sales (c)	—	—	—	—	—	7.5	—	—
Settlement of Contract Matter (d)	—	—	—	—	—	5.5	—	—
Income Tax Adjustment (e)			2.3	—	—	—	2.3

As Adjusted	$29.5	$26.0	$16.7	$0.24	$60.7	$49.4	$30.3	$0.45

Average Diluted Shares				70.1				67.7

	Third Quarter - 2003				Nine Months - 2003
	Operating Income	Pretax Income	Net Income	Diluted EPS	Operating Income/ (Loss)	Pretax Income/ (Loss)	Net Income/ (Loss)	Diluted EPS
As Reported	$15.3	$10.9	$6.0	$0.10	$19.0	$6.6	($24.5)	($0.42)
Add:
Accounting Change	—	—	—	—	—	—	25.4	0.44
Restructuring Charge (b)	—	—	—	—	29.0	29.0	18.7	0.32

As Adjusted	$15.3	$10.9	$6.0	$0.10	$48.0	$35.6	$19.6	$0.34

Average Diluted Shares				58.7				58.1

(a)	Unaudited

(b)	Reflects the restructuring charge in 2004 for the relocation of our corporate headquarters and the restructuring charge in 2003 for the shutdown of our Indianapolis Brass mill and certain other actions.

(c)	Reflects the gain on the sales of a business and an insurance investment.

(d)	Reflects the gain from the settlement of a contract matter with an outside third party.

(e)	Includes a $2.3 million reduction in expense associated with the settlement of federal income tax audits for 1992-2000.